Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Williams Industrial Services Group Inc. of our report dated April 1, 2019, relating to the consolidated financial statements of Williams Industrial Services Group Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 606), which is part of this Registration Statement.

/s/ Moss Adams LLP

Dallas, Texas

March 13, 2020